Exhibit 99.1

Academy Sports + Outdoors Reports Third Quarter 2022 Results

Third Quarter Diluted EPS of $1.62; Adjusted Diluted EPS of $1.69; Company Raises Full Year EPS Guidance

Comparable Sales Declined 7.2%

E-commerce Sales Grew Double Digits (+10.5%) for the Fifth Consecutive Quarter

Company Opens Four New Stores During the Quarter
KATY, TEXAS (Globe Newswire — December 7, 2022) – Academy Sports and Outdoors, Inc. (Nasdaq: ASO) ("Academy" or the "Company") today announced its financial results for the third quarter ended October 29, 2022. Unless otherwise indicated, comparisons are to the same period in the prior fiscal year. Comparisons to 2019 are also provided, where appropriate, to benchmark performance given the impact of the pandemic in 2020 and 2021.

Third Quarter 2022 Results
"The third quarter was challenging for Academy; however, we delivered a good profit performance that, while below last year, was in line with our expectations. Our team continues to execute at a high level in an uncertain environment, delivering results well above pre-pandemic levels on all measures," stated Ken Hicks, Chairman, President and Chief Executive Officer. "Our focus is on our long-term growth opportunities in stores and online through consistent operational excellence, strong financial discipline, and executing our store and omnichannel expansion plans."

Net sales were $1.49 billion, a decrease of 6.2%, compared to $1.59 billion. Comparable sales declined 7.2%. The decline in sales was primarily due to fewer transactions compared to last year, mainly from a decline in Hunting sales within the Outdoors division. When compared to the third quarter of 2019, net sales increased 30.5%. Additionally, e-commerce sales grew 10.5% year-over-year and 173% compared to 2019.

Gross margin was $522.5 million, or 35.0% of net sales, compared to gross margin of $560.8 million, or 35.2% of net sales in the prior year quarter. The 20 basis point decline was driven primarily by an increase in inventory shrink and e-commerce shipping costs, and was partially offset by an increase in merchandise margins. When compared to 2019, the gross margin rate expanded by 340 basis points.

Selling, general and administrative ("SG&A") expenses were 23.0% of sales, a 140 basis point increase, primarily due to fixed cost deleverage from the decline in sales and additional pre-opening expenses driven by the increase in store count.

Pre-tax income was $169.9 million compared to $205.3 million. When compared to the third quarter of 2019, pre-tax income increased by more than 480%.

GAAP net income decreased 18.3% to $131.7 million compared to $161.3 million. Diluted earnings per share were $1.62, a 5.8% decrease compared to $1.72 per share based on a share count of 81.4 million shares compared to 93.8 million at the end of the third quarter of 2021.

Adjusted net income, which excludes the impact of certain non-cash and extraordinary items, was $137.9 million. Adjusted diluted earnings per share were $1.69 compared to $1.75 per share.

Year-to-date 2022 Results
Net sales decreased 6.4% to $4.65 billion, while comparable sales decreased 6.9%. Year-to-date sales grew 34.4% compared to 2019.

Gross margin was $1.64 billion, or 35.3% of net sales, compared to gross margin of $1.77 billion, or 35.6% of net sales. When compared to year-to-date 2019, the gross margin rate expanded by 460 basis points.

Pre-tax income was $612.2 million compared to $671.1 million. When compared to year-to-date 2019 results, pre-tax income increased by more than 485%.

GAAP net income decreased 11.2% to $470.3 million compared to $529.6 million. Diluted earnings per share were $5.54 compared to $5.55 per share.

Adjusted net income, which excludes the impact of certain non-cash and extraordinary items, decreased 14.9% to $486.0 million. Adjusted diluted earnings per share were $5.72 compared to $5.98 per share.

Balance Sheet and Capital Allocation Update
At the end of the third quarter, the Company’s cash and cash equivalents totaled $318.2 million with no borrowings under the $1.0 billion credit facility. During the quarter, net cash provided by operating activities was $50.8 million.

Merchandise inventories were $1.5 billion, an increase of 12.8% compared to the third quarter 2021. When compared to the third quarter of 2019, inventories were 12.3% higher in dollars, while units declined by 10.0%.

During the third quarter, Academy returned $106.8 million to stockholders through a combination of share repurchases and dividends. The Company repurchased 2.2 million shares for $100.8 million and paid a quarterly cash dividend of $0.075 per share, or $6.0 million.

Year-to-date, the Company has repurchased 10.0 million shares for $389.4 million and has approximately $400 million remaining under its share repurchase program.

Subsequent to the end of the third quarter, on December 6, 2022, Academy announced that its Board of Directors declared a quarterly cash dividend with respect to the quarter ended October 29, 2022, of $0.075 per share of common stock. The dividend is payable on January 13, 2023, to stockholders of record as of the close of business on December 20, 2022.

New Store Openings
During the third quarter, Academy opened four new stores and has since opened three new stores in the fourth quarter, bringing the total number of stores opened in 2022 to nine, for a total of 268 stores. The Company expects to open 80 to 100 stores over the next five years.

2022 Outlook
“Our year-to-date operating income has now surpassed that of fiscal 2019 and 2020 combined. This is a clear indicator that the operational and organizational improvements made over the past few years have structurally changed the earnings power of the Company and positioned us for future growth,” said Michael Mullican, Executive Vice President and Chief Financial Officer. “As we close out the year, we remain focused on providing our customers with excellent service, broad assortments and value offerings."

Based on its year-to-date results and current trends, Academy is updating its fiscal 2022 guidance as follows:

	Previous Guidance		Updated Guidance
(in millions, except per share amounts)	Low end	High end	Low end	High end
Net Sales	$6,430.0	$6,630.0	$6,430.0	$6,490.0

Comparable Sales	-6.0%	-3.0%	-6.0%	-5.0%

Gross Margin Rate	33.0%	33.5%	34.0%	34.5%

GAAP Income Before Taxes	$725.0	$805.0	$790.0	$810.0

GAAP Net Income	$550.0	$615.0	$610.0	$620.0

GAAP Earnings per Common Share, Diluted	$6.50	$7.25	$7.25	$7.40

Adjusted Earnings per Common Share, Diluted	$6.75	$7.50	$7.50	$7.65

Diluted Weighted Average Common Shares Outstanding	85.0	85.0	84.0	84.0

The earnings per common share estimate reflects a tax rate of approximately 23.0% and the year-to-date share repurchase activity, but does not include any potential future share repurchases.

Conference Call Info
Academy will host a conference call today at 10:00 a.m. Eastern Time to discuss its financial results. Listeners may access the call by dialing 1-877-407-3982 (U.S.) or 1-201-493-6780 (International). The passcode is 13734402.
A webcast of the call can be accessed at investors.academy.com.

A telephonic replay of the conference call will be available for approximately 30 days, by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) and entering passcode 13734402. An archive of the webcast will be available at investors.academy.com for 30 days.

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to 268 stores across 18 states. Academy’s mission is to provide “Fun for All” and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy’s product assortment focuses on key categories of outdoor, apparel, footwear and sports & recreation through both leading national brands and a portfolio of private label brands.

Non-GAAP Measures
Adjusted EBITDA, Adjusted EBIT, Adjusted Net Income, Adjusted Earnings per Common Share, and Adjusted Free Cash Flow have been presented in this press release as supplemental measures of financial performance that are not required by, or presented in accordance with, generally accepted accounting principles (“GAAP”). These non-GAAP measures have limitations as analytical tools. For information on these limitations, as well as information on why management believes these non-GAAP measures are useful, please see our Annual Report for the fiscal year ended January 29, 2022 (the "Annual Report") and our Quarterly Report for the thirteen and thirty-nine weeks ended October 29, 2022 (the “Quarterly Report”), as such limitations and information may be updated from time to time in our periodic filings with the Securities and Exchange commission (the "SEC"), which are accessible on the SEC's website at www.sec.gov.

We compensate for these limitations by primarily relying on our GAAP results in addition to using these non-GAAP measures supplementally.

See “Reconciliations of Non-GAAP to GAAP Financial Measures” below for reconciliations of non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Academy's current expectations and are not guarantees of future performance. You can identify these forward-looking statements by the use of words such as "outlook," "guidance," "believes," "expects," "potential," "continues," "may," "will," "should," "could," "seeks," "projects," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. The forward-looking statements include, among other things, statements regarding the payment of the dividend and declaration of future dividends, including the timing and amount thereof, share repurchases, the Company's expectations regarding its future performance, and the Company's future financial condition to support future dividend growth and are subject to various risks, uncertainties, assumptions, or changes in circumstances that are difficult to predict or quantify. Actual results may differ materially from these expectations due to changes in global, regional, or local economic, business, competitive, market, regulatory and other factors, including ongoing inflation and continued increases in interest rates, many of which are beyond Academy's control. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in Academy's filings with the SEC, including the Annual Report and the Quarterly Report, under the caption "Risk Factors," as may be updated from time to time in our periodic filings with the SEC. Any forward-looking statement in this press release speaks only as of the date of this release. Academy undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact	Media Contact
Matt Hodges	Elise Hasbrook
VP, Investor Relations	VP, Communications
281-646-5362	281-944-6041
matt.hodges@academy.com	elise.hasbrook@academy.com

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share data)

	Thirteen Weeks Ended
	October 29, 2022	Percentage of Sales (1)	October 30, 2021	Percentage of Sales (1)
Net sales	$1,493,925	100.0%	$1,592,795	100.0%
Cost of goods sold	971,454	65.0%	1,031,957	64.8%
Gross margin	522,471	35.0%	560,838	35.2%
Selling, general and administrative expenses	342,949	23.0%	344,725	21.6%
Operating income	179,522	12.0%	216,113	13.6%
Interest expense, net	12,163	0.8%	11,424	0.7%
Other (income), net	(2,538)	(0.2)%	(614)	(0.0)%
Income before income taxes	169,897	11.4%	205,303	12.9%
Income tax expense	38,156	2.6%	43,998	2.8%
Net income	$131,741	8.8%	$161,305	10.1%

Earnings Per Common Share:
Basic	$1.67		$1.77
Diluted	$1.62		$1.72

Weighted Average Common Shares Outstanding:
Basic	79,085		91,140
Diluted	81,379		93,844
(1) Column may not add due to rounding

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(Amounts in thousands, except per share data)

	Thirty-Nine Weeks Ended
	October 29, 2022	Percentage of Sales (1)	October 30, 2021	Percentage of Sales (1)
Net sales	$4,648,570	100.0%	$4,964,658	100.0%
Cost of goods sold	3,008,612	64.7%	3,197,623	64.4%
Gross margin	1,639,958	35.3%	1,767,035	35.6%
Selling, general and administrative expenses	998,209	21.5%	1,057,290	21.3%
Operating income	641,749	13.8%	709,745	14.3%
Interest expense, net	34,240	0.7%	38,130	0.8%
Loss on early retirement of debt	—	—%	2,239	0.0%
Other (income), net	(4,676)	(0.1)%	(1,746)	(0.0)%
Income before income taxes	612,185	13.2%	671,122	13.5%
Income tax expense	141,837	3.1%	141,511	2.9%
Net income	$470,348	10.1%	$529,611	10.7%

Earnings Per Common Share:
Basic	$5.67		$5.76
Diluted	$5.54		$5.55

Weighted Average Common Shares Outstanding:
Basic	82,901		91,951
Diluted	84,910		95,504
(1) Column may not add due to rounding

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollar amounts in thousands, except per share data)

	October 29, 2022	January 29, 2022	October 30, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$318,167	$485,998	$401,297
Accounts receivable - less allowance for doubtful accounts of $1,449, $732 and $1,139, respectively	15,998	19,718	12,368
Merchandise inventories, net	1,495,464	1,171,808	1,325,979
Prepaid expenses and other current assets	44,241	36,460	44,491
Assets held for sale	1,763	1,763	1,763
Total current assets	1,875,633	1,715,747	1,785,898

PROPERTY AND EQUIPMENT, NET	354,014	345,836	358,110
RIGHT-OF-USE ASSETS	1,100,522	1,079,546	1,087,407
TRADE NAME	577,571	577,215	577,144
GOODWILL	861,920	861,920	861,920
OTHER NONCURRENT ASSETS	12,804	4,676	5,516
Total assets	$4,782,464	$4,584,940	$4,675,995

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$840,585	$737,826	$919,196
Accrued expenses and other current liabilities	259,179	303,207	304,488
Current lease liabilities	88,447	83,077	86,701
Current maturities of long-term debt	3,000	3,000	3,000
Total current liabilities	1,191,211	1,127,110	1,313,385

LONG-TERM DEBT, NET	682,803	683,585	683,845
LONG-TERM LEASE LIABILITIES	1,093,909	1,077,667	1,088,142
DEFERRED TAX LIABILITIES, NET	242,843	217,212	188,243
OTHER LONG-TERM LIABILITIES	12,779	12,420	26,386
Total liabilities	3,223,545	3,117,994	3,300,001

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY :
Preferred stock, $0.01 par value, authorized 50,000,000 shares; none issued and outstanding	—	—	—
Common stock, $0.01 par value, authorized 300,000,000 shares; 77,959,530; 87,079,394; and 88,164,878 issued and outstanding as of October 29, 2022, January 29, 2022, and October 30, 2021, respectively.	779	870	882
Additional paid-in capital	203,734	198,016	188,329
Retained earnings	1,354,406	1,268,060	1,188,271
Accumulated other comprehensive loss	—	—	(1,488)
Stockholders' equity	1,558,919	1,466,946	1,375,994
Total liabilities and stockholders' equity	$4,782,464	$4,584,940	$4,675,995

ACADEMY SPORTS AND OUTDOORS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in thousands)

	Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$470,348	$529,611
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	78,852	77,767
Non-cash lease expense	635	708
Equity compensation	15,486	36,126
Amortization of terminated interest rate swaps, deferred loan and other costs	2,328	4,787
Deferred income taxes	25,631	48,991
Non-cash loss on early retirement of debt	—	2,239
Changes in assets and liabilities:
Accounts receivable, net	3,720	4,938
Merchandise inventories, net	(323,656)	(335,945)
Prepaid expenses and other current assets	798	(16,177)
Other noncurrent assets	(8,987)	2,207
Accounts payable	95,183	128,743
Accrued expenses and other current liabilities	(39,196)	34,683
Income taxes payable	(12,332)	(1,830)
Other long-term liabilities	359	(1,785)
Net cash provided by operating activities	309,169	515,063

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(79,454)	(58,567)
Purchases of intangible assets	(357)	(144)
Net cash used in investing activities	(79,811)	(58,711)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of Term Loan	(2,250)	(101,500)
Debt issuance fees	—	(927)
Share-Based Award Payments	—	(11,214)
Proceeds from exercise of stock options	11,559	41,292
Proceeds from issuance of common stock under employee stock purchase program	2,797	945
Taxes paid related to net share settlement of equity awards	(1,078)	(15,418)
Repurchase of common stock for retirement	(389,436)	(345,837)
Dividends paid	(18,781)	—
Net cash used in financing activities	(397,189)	(432,659)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(167,831)	23,693
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	485,998	377,604
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$318,167	$401,297

ACADEMY SPORTS AND OUTDOORS, INC.
RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL MEASURES
(Unaudited)
(Dollar amounts in thousands)
Adjusted EBITDA and Adjusted EBIT
We define “Adjusted EBITDA” as net income (loss) before interest expense, net, income tax expense and depreciation, amortization, and impairment, further adjusted to exclude costs such as consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early retirement of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, pre-opening expenses, payroll taxes associated with a vesting event, as a result of a secondary offering, of certain time and performance-based equity awards, which occurred in May 2021 (the “2021 Vesting Event”) and other adjustments. We define “Adjusted EBIT” as net income (loss) before interest expense, net, and income tax expense, further adjusted to exclude costs such as consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early retirement of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, pre-opening expenses, payroll taxes associated with the 2021 Vesting Event and other adjustments. We describe these adjustments reconciling net income (loss) to Adjusted EBITDA and Adjusted EBIT in the following table.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net income	$131,741	$161,305	$470,348	$529,611
Interest expense, net	12,163	11,424	34,240	38,130
Income tax expense	38,156	43,998	141,837	141,511
Depreciation and amortization	27,000	26,459	78,852	77,767
Equity compensation (a)	5,829	2,921	15,486	36,126
Loss on early retirement of debt	—	—	—	2,239
Pre-opening expenses (b)	2,115	—	4,941	—
Payroll taxes associated with the 2021 Vesting Event (c)	—	—	—	15,418
Other (d)	—	595	—	1,309
Adjusted EBITDA	$217,004	$246,702	$745,704	$842,111
Less: Depreciation and amortization	(27,000)	(26,459)	(78,852)	(77,767)
Adjusted EBIT	$190,004	$220,243	$666,852	$764,344

(a)	Represents non-cash charges related to equity-based compensation, which vary from period to period depending on certain factors such as the 2021 Vesting Event, timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(b)	Represents pre-opening expenses, which are non-capital expenditures associated with opening new stores and incurred prior to the store opening and generating sales. These costs consist primarily of occupancy costs, marketing, payroll and recruiting costs. These costs are expensed as incurred.
(c)	Represents cash expenses related to taxes on equity-based compensation resulting from the 2021 Vesting Event.
(d)
Other adjustments include (representing deductions or additions to Adjusted EBITDA and Adjusted EBIT) amounts that management believes are not representative of our operating performance, such as costs associated with secondary offerings, installation costs for energy savings associated with our profitability initiatives and other costs associated with business optimization initiatives.

Adjusted Net Income and Adjusted Earnings Per Common Share
We define “Adjusted Net Income (Loss)” as net income (loss), plus costs such as consulting fees, private equity sponsor monitoring fees, equity compensation expense, (gain) loss on early retirement of debt, net, severance and executive transition costs, costs related to the COVID-19 pandemic, pre-opening expenses, payroll taxes associated with the 2021 Vesting Event and other adjustments, less the tax effect of these adjustments. We define “Adjusted Earnings per Common Share, Basic” as Adjusted Net Income divided by the basic weighted average common shares outstanding during the period and “Adjusted Earnings per Common Share, Diluted” as Adjusted Net Income divided by the diluted weighted average common shares outstanding during the period. We describe these adjustments reconciling net income (loss) to Adjusted Net Income, and Adjusted Earnings Per Common Share in the following table.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net income	$131,741	$161,305	$470,348	$529,611
Equity compensation (a)	5,829	2,921	15,486	36,126
Loss on early retirement of debt	—	—	—	2,239
Pre-opening expenses (b)	2,115	—	4,941	—
Payroll taxes associated with the 2021 Vesting Event (c)	—	—	—	15,418
Other (d)	—	595	—	1,309
Tax effects of these adjustments (e)	(1,808)	(686)	(4,735)	(13,487)
Adjusted Net Income	$137,877	$164,135	$486,040	$571,216

Adjusted Earnings per Common Share:
Basic	$1.74	$1.80	$5.86	$6.21
Diluted	$1.69	$1.75	$5.72	$5.98
Weighted average common shares outstanding:
Basic	79,085	91,140	82,901	91,951
Diluted	81,379	93,844	84,910	95,504

(a)	Represents non-cash charges related to equity-based compensation, which vary from period to period depending on certain factors such as the 2021 Vesting Event, timing and valuation of awards, achievement of performance targets and equity award forfeitures.
(b)	Represents pre-opening expenses, which are non-capital expenditures associated with opening new stores and incurred prior to the store opening and generating sales. These costs consist primarily of occupancy costs, marketing, payroll and recruiting costs. These costs are expensed as incurred.
(c)	Represents cash expenses related to taxes on equity-based compensation resulting from the 2021 Vesting Event.
(d)
Other adjustments include (representing deductions or additions to Adjusted Net Income) amounts that management believes are not representative of our operating performance, such as costs associated with secondary offerings, installation costs for energy savings associated with our profitability initiatives and other costs associated with business optimization initiatives.

(e)
For the thirteen and thirty-nine weeks ended October 29, 2022 and October 30, 2021, this represents the tax effect (by using the projected full year tax rates for the respective years) of the total adjustments made to arrive at Adjusted Net Income.

GAAP to Adjusted Earnings Per Common Share, Diluted, Guidance Reconciliation

	Low Range*	High Range*
(in millions, except per share amounts)	Fiscal Year Ending January 28, 2023	Fiscal Year Ending January 28, 2023
GAAP Net Income	$610.0	$620.0
Equity compensation (a)	21.0	21.0
Pre-opening expenses (a)	5.0	5.0
Tax effects of these adjustments (a)	(6.0)	(6.0)
Adjusted Net Income	$630.0	$640.0

GAAP Earnings Per Common Share, Diluted	$7.25	$7.40
Equity compensation (a)	0.25	0.25
Pre-opening expenses (a)	0.06	0.06
Tax effects of these adjustments (a)	(0.06)	(0.06)
Adjusted Earnings per Common Share, Diluted	$7.50	$7.65

* Amounts presented have been rounded.
(a)	Adjustments include new store pre-opening costs (as defined above) and non-cash charges related to equity-based compensation (as defined above), which may vary from period to period. The tax effect of these adjustments is determined by using the projected full year tax rate for the fiscal year.

Adjusted Free Cash Flow
We define “Adjusted Free Cash Flow” as net cash provided by (used in) operating activities less net cash used in investing activities. We describe these adjustments reconciling net cash provided by operating activities to Adjusted Free Cash Flow in the following table.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net cash provided by operating activities	$50,763	$109,389	$309,169	$515,063
Net cash used in investing activities	(31,677)	(24,944)	(79,811)	(58,711)
Adjusted Free Cash Flow	$19,086	$84,445	$229,358	$456,352